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                                                                  Exhibit 4.5

                              AMENDMENT NO. 1 TO
                             AMENDED AND RESTATED
                                TRUST AGREEMENT



     This AMENDMENT NO. 1 (the "Amendment") is made as of May 8, 2001, by and among the Administrative Trustees of MRM Capital Trust I, Mutual Group Ltd., a Delaware corporation, as Sponsor and as holder of the Common Securities (the "Sponsor"), and Intrepid Master Funding Trust, as holder of the Preferred Securities.

                                  WITNESSETH:

     WHEREAS, certain of the Trustees and the Sponsor established MRM CAPITAL TRUST I (the "Trust"), a trust created under the Business Trust Act (as defined herein) pursuant to a Trust Agreement dated as of February 3, 2000 (the "Original Agreement"), as amended and restated by the Amended and Restated Trust Agreement dated as of September 21, 2000 (as amended and restated, the "Trust Agreement");

     WHEREAS, the parties hereto desire to amend the Trust Agreement as set forth herein;

     WHEREAS, the Trust Agreement provides for amendment of its terms, subject to satisfaction of certain requirements, including the consent of all the holders of the Preferred Securities and the Common Securities;

     WHEREAS, all things necessary to make this Amendment a valid amendment and agreement according to its terms have been done;

     NOW THEREFORE, in consideration of their mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   ARTICLE 1
                                  AMENDMENTS

     Section 1.01. Definitions. (a) Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Trust Agreement.

     (b) The definition of Reference Corporate Dealer in Section 1.01 of the Trust Agreement is hereby amended to read in its entirety as follows:
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               "Reference Corporate Dealer" means each of Morgan Stanley & Co.
           Incorporated, Salomon Smith Barney, Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     (c) The definition of Trigger Event in Section 1.01 of the Trust Agreement is hereby amended to read in its entirety as follows:

               "Trigger Event" means the occurrence of any of the following: (a) May 17, 2001, if no Mutual Party has issued to any XL Entity and other purchasers at least $100,000,000 in aggregate principal amount of any XL Securities (of which at least $50,000,000 are to be purchased for investment by an XL Entity) prior to such date, (b) any issued XL Securities become due and payable or the holders thereof have the right to require the relevant Mutual Party to purchase such XL Securities, (c) on (i) any Trading Day from and including the date four months from the first date of issuance of any XL Securities (the "Initial XL Issuance Date") to but excluding the date six months from the Initial XL Issuance Date, if the Restructuring has not been completed by 9:00 a.m., New York City time on such Trading Day and the Closing Price of the Common Shares on the immediately preceding Trading Day is less than $8.00 or (ii) the first Business Day six months after the Initial XL Issuance Date, if the Restructuring has not been completed, (d) after 9:00 a.m., New York City time, on the tenth day immediately following the date the Restructuring has been completed or (e) the One Hundred Million Dollar Trigger.

     (d) Section 1.01 of the Trust Agreement is hereby amended by the addition of the following new definitions in the appropriate alphabetical order:

               "Amendment No. 1" means Amendment No. 1 to the Remarketing Agreement dated as of May 8, 2001.

               "Initial XL Issuance Date" has the meaning set forth in the definition of Trigger Event.

               "Mutual Party" means each of the Sponsor, the Guarantor and each of their respective affiliates and subsidiaries and any entity formed in connection with the Restructuring.

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                    "Newco" shall have the meaning set forth in Annex A to
           Amendment No. 1.

                    "One Hundred Million Dollar Trigger" means at any time from and including the Initial XL Issuance Date to but excluding the date on which the holders of the XL Securities no longer have any right to, or could not pursuant to the terms of the XL Securities upon the occurrence of any event, have any right to, require a Mutual Party to repurchase such XL Securities, the sum of the amounts in the Separate Account and the collateral account referred to in Section 3(a)(x) of the Remarketing Agreement does not equal at least $100,000,000 at that time.

                    "Restructuring" shall have the meaning set forth in Annex A to Amendment No. 1.

                    "Separate Account" means the account established by the Company with Fleet National Bank pursuant to Section 3(a)(x) of the Remarketing Agreement, as amended.

                    "XL Entity" means XL Capital Ltd. or any subsidiary or affiliate thereof.

                    "XL Securities" means any debt securities issued by any Mutual Party to any XL Entity and any securities of the same class issued to any other purchasers, together with the voting preferred stock described in the "Voting Preferred Stock" section of Annex A to Amendment No. 1 (it being understood that the Warrants (as defined in Annex A to Amendment No. 1) shall not be deemed to be XL Securities).

     Section 1.02. Remarketing Provisions. (a) Sections 6.02(a) and (b) of the Trust Agreement are hereby amended to read in their entirety as follows:

                    SECTION 6.02. (a) Remarketing Procedures.(i) Subject to
           Section 6.04, upon and at any time after the occurrence of a Trigger Event or a Cross Default, the Holders of a Majority in Liquidation Amount of the Securities, acting together as a single class (the "Requesting Holders"), will have the right to require remarketing of the Preferred Securities. The Requesting Holders may exercise this right by delivering a written notice to the Remarketing Agent by 10:00 a.m. on any date on or after the date on which such Trigger Event or Cross Default occurs. Upon the

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           receipt of such notice, the Remarketing Agent shall immediately deliver a written notice to the Sponsor on behalf of the Requesting Holders (the "Remarketing Notice"). If the Requesting Holders exercise their right to require the remarketing of the Preferred Securities, the Reset Date shall be the date on which such Remarketing Notice is delivered.

                    (ii) If the Requesting Holders do not exercise their right to require the remarketing of the Preferred Securities pursuant to Section 6.02(a)(i) above with respect to any Trigger Event or Cross Default, the Requesting Holders shall have the right to require the remarketing of the Preferred Securities in accordance with Section 6.02(a)(i) at any subsequent time with respect to the same Trigger Event or Cross Default or with respect to any subsequent Trigger Event or Cross Default.

               (b) If the Sponsor and the Guarantor have complied in all material respects with all covenants set forth in the Remarketing Agreement, as amended, then by 3:00 p.m., New York City time, on the Reset Date, the Remarketing Agent shall request Bids from the Reference Corporate Dealers. The Remarketing Agent shall disclose to Sponsor the Bids obtained and determine the lowest Bid Rate (the "Winning Bid Rate") from among the Bids obtained on the Reset Date. By 4:30 p.m., New York City time, on the Reset Date, the Remarketing Agent shall notify the Sponsor and the Property Trustee of the Winning Bid Rate. If on a Reset Date, Bids are not submitted by at least two Reference Corporate Dealers, or if the lowest Bid submitted would result in a Winning Bid Rate in excess of the rate permitted by applicable law, or if the Sponsor and the Guarantor have not complied in all material respects with all covenants set forth in the Remarketing Agreement, as amended, the Remarketing shall be deemed to be a Failed Remarketing on such date; provided, that the Company's obligation to furnish the Offering Memorandum to the Remarketing Agent by 11:00 a.m. (New York City time) on the Reset Date pursuant to Section 13of the Remarketing Agreement shall not be subject to the foregoing qualification as to materiality. The Winning Bid Rate determined by the Remarketing Agent, absent manifest error, shall be binding and conclusive upon the Holders of the Trust Securities, the Sponsor, the Guarantor and the Trust.

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     Section 1.03.  Successful Remarketing. Section 6.02(d) of the Trust
Agreement shall be amended by the addition of the following new sentence after the last sentence thereof:

           On the Remarketing Settlement Date following the settlement of the purchase and sale of the Preferred Securities (or, if applicable, the Senior Notes), the provisions of this Section 6.02 (other than Sections 6.02(i) and 6.02(j)) shall terminate and shall be of no further effect.

     Section 1.04. Failed Remarketing. (a) Section 6.05 of the Trust Agreement is hereby amended in its entirety to read as follows:

                    SECTION 6.05. Failed Remarketing. The Remarketing Agent shall give notice of any Failed Remarketing on or after the date such Failed Remarketing occurs to the Sponsor, the Guarantor, the Senior Note Trustee and the Property Trustee.

     Section 1.05. Cancellation by Holders. The Trust Agreement is hereby amended by the addition of the following new Section 7.12:

                    SECTION 7.12. Cancellation by Holders. The Holders of all of the outstanding Preferred Securities and Common Securities may, at any time, deliver all of the outstanding Preferred Securities and Common Securities to the Property Trustee for cancellation; provided that upon such surrender of all of the outstanding Preferred Securities and Common Securities for cancellation, the Trust shall, simultaneously, surrender the aggregate principal amount of the outstanding Senior Notes to the trustee under the Base Indenture for cancellation. The Property Trustee shall promptly cancel all Preferred Securities and Common Securities surrendered for cancellation and shall dispose of all such canceled Preferred Securities and Common Securities in accordance with its customary practices; provided that the Property Trustee shall not be obligated to destroy any Preferred Securities or Common Securities. The Trust may not issue new Preferred Securities or Common Securities to replace the Preferred Securities that the Holders thereof delivered to the Property Trustee for cancellation.

     Section 1.06. Dissolution and Termination of Trust. Section 8.01 of the Trust Agreement is hereby amended by deleting the word "or" at the end of clause
(v) thereof, replacing the period at the end of clause (vi) thereof by "; or" and inserting the following new clause (vii):

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                    (vii)  the cancellation of all Preferred Securities and
          Common Securities pursuant to Section 7.12 hereof.

     Section 1.07. Distribution Rate. The Trust Agreement (including Annex I and the Exhibits thereto) is hereby amended by replacing each reference to "150 basis points" therein by a reference to "566 basis points". Such amended Distribution Rate shall be effective on and as of April 1, 2001.


                                   ARTICLE 2
                                 Miscellaneous

     Section 2.01. Conditions. On the date hereof, the Property Trustee shall have received (a) an Officers' Certificate from each of the Trust and the Sponsor that such amendment is permitted by, and conforms to, the terms of this Agreement (including the terms of the Securities) pursuant to Section 12.01(b)(i) of the Trust Agreement and (b) an Opinion of Counsel pursuant to Sections 6(b), 7(b) and 8 of Annex I to the Trust Agreement.

     Section 2.02. Consent to Action by Property Trustee. The Sponsor, as holder of the Common Securities, and Intrepid Funding Master Trust, as holder of the Preferred Securities, hereby consent to the execution and delivery of the Trust's consent to the Second Supplemental Indenture dated as of May 8, 2001, among Mutual, MRM, and The Chase Manhattan Bank, as trustee, by The Chase Manhattan Bank, as Property Trustee under the Trust Agreement, on behalf of the Trust.

     Section 2.03. Governing Law. This Amendment and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws, without reference to the choice of laws rules thereof; provided, however, that the immunities and standard of care of the Property Trustee in connection with the administration of its trusts and duties hereunder shall be construed in accordance with and governed by the internal laws of the State of New York.
SECTION 3540 OF TITLE 12 OF THE DELAWARE CODE SHALL NOT APPLY TO THE TRUST.

     Section 2.04. Severability. If any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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     Section 2.05.  Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Amendment.

     Section 2.06. Ratification of Trust Agreement; Amendment Controls. The Trust Agreement, as amended by Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Trust Agreement. The provisions of this Amendment shall supersede the provisions of the Trust Agreement to the extent the Trust Agreement is inconsistent herewith.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Trust
Agreement to be executed as of the date first above written.

                                          Richard O'Brien, not in his individual
                                          capacity but solely as Administrative
                                          Trustee of the Trust

                                          /s/ Richard E. O'Brien
                                          ___________________________


                                          Elizabeth Price, not in her individual
                                          capacity but solely as Administrative
                                          Trustee of the Trust

                                          /s/ Elizabeth B. Price
                                          ___________________________



                                          MUTUAL GROUP LTD., as Sponsor and the
                                          Holder of the Common Securities


                                          By: /s/ Elizabeth B. Price
                                             ________________________
                                          Name:   Elizabeth B. Price
                                          Title:   Assistant Secretary
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Consented to:

INTREPID FUNDING MASTER TRUST,
 as the Holder of the Preferred Securities

By: Wilmington Trust Company,  not
      in its individual capacity, but
      solely as Owner Trustee

By: /s/ Mary Kay Pupillo
    _________________________
Name:  Mary Kay Pupillo
Title: Senior Financial Services Officer
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THE CHASE MANHATTAN BANK,
   not in its individual capacity but solely
   as Property Trustee of the Trust


By: /s/ Sheik Wiltshire
    ________________________
Name:  Sheik Wiltshire
Title: Assistant Vice President